UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D. C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 30, 2011

Dana Holding Corporation

(Exact name of registrant as specified in its charter)

Delaware	1-1063	26-1531856
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

3939 Technology Drive, Maumee, Ohio 43537

(Address of principal executive offices) (Zip Code)

(419) 887-3000

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.01	Completion of Acquisition or Disposition of Assets.

As previously disclosed, Dana Holding Corporation (“Dana”), through a subsidiary, is a party to a Sale and Purchase Agreement with Dongfeng Motor Company, Ltd. and certain of its affiliates dated March 10, 2005 (as amended, the “Agreement”) filed as Exhibit 10-U(1) to Dana’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2005, which provided for Dana to acquire a 50% interest in Dongfeng Axle Co., Ltd. (“DAC”). The Agreement was amended on March 14, 2007 to permit Dana to acquire, directly or indirectly, a 4% interest in DAC soon thereafter and a remaining 46% equity interest at a later date. Such amendment was filed as Exhibit 10-O(1) to Dana’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2007. Dana previously acquired on June 28, 2007 a 4% equity interest in DAC, and DAC was renamed Dongfeng Dana Axle Co., Ltd. (“DDAC”).

On June 30, 2011, Dana completed the acquisition of the remaining 46% of additional equity in DDAC pursuant to the terms of the Agreement, as further amended in 2011, for a cash payment of $124 million. A sales incentive agreement between DDAC and an affiliate of Dongfeng Motor Company, Ltd. entered in connection with this transaction could effectively increase Dana’s consideration by as much as $20 million if specified profitability targets are achieved; however, the valuation of the arrangement has not been finalized.

Item 7.01	Regulation FD Disclosure.

On July 5, 2011, Dana issued a press release announcing the closing of the DDAC transaction. A copy of the press release is attached hereto as Exhibit 99.1.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits. The following item is filed with this report.

Exhibit No.	Description

99.1	Press Release dated July 5, 2011

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DANA HOLDING CORPORATION

Date: July 6, 2011	By:	/s/ Marc S. Levin
		Name:	Marc S. Levin
		Title:	Senior Vice President, General Counsel and Secretary

Exhibit Index

Exhibit No.	Description

99.1	Press Release dated July 5, 2011

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